Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

SEALSQ Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share	(1)	457(r)		$	$			$					$
	Other	Warrants
	Other	Rights
	Other	Units
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities						$	$			$					$

Total Offering Amounts:								$0.00			0.00
Total Fees Previously Paid:											0.00
Total Fee Offsets:											0.00
Net Fee Due:											$0.00

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Offering Note(s)

(1)	Omitted pursuant to Form F-3 General Instruction II.E.

Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. An unspecified number of the securities of each identifiedclass of securities is being registered for possible issuance from time to time at indeterminate prices.

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant willpay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee rate in effect on the date of such fee payment.